Exhibit 99.1

Monroe Capital Corporation BDC Announces Fourth Quarter And Full Year 2019 Results

CHICAGO, IL, March 3, 2020 -- Monroe Capital Corporation (Nasdaq: MRCC) (“Monroe”) today announced its financial results for the fourth quarter and full year ended December 31, 2019. The Board of Directors of Monroe also declared its first quarter distribution of $0.35 per share, payable on March 31, 2020 to stockholders of record on March 16, 2020.

Except where the context suggests otherwise, the terms “Monroe,” “we,” “us,” “our,” and “Company” refer to Monroe Capital Corporation.

Fourth Quarter 2019 Financial Highlights

•	Net investment income of $7.6 million, or $0.37 per share

•	Adjusted Net Investment Income (a non-GAAP measure described below) of $7.7 million, or $0.37 per share

•	Net increase in net assets resulting from operations of $4.1 million, or $0.21 per share
•	Net asset value (“NAV”) of $249.4 million, or $12.20 per share

•	Paid quarterly dividend of $0.35 per share on December 31, 2019

•	Current annual cash dividend yield to shareholders of approximately 13.4% (1)

(1)	Based on an annualized dividend and closing share price as of March 2, 2020.

Full Year 2019 Financial Highlights

•	Net investment income of $29.0 million, or $1.42 per share

•	Adjusted Net Investment Income (a non-GAAP measure described below) of $29.1 million, or $1.42 per share

•	Net increase in net assets resulting from operations of $19.2 million, or $0.94 per share

Chief Executive Officer Theodore L. Koenig commented, “This is the 23rd straight quarter where per share Adjusted Net Investment Income of $0.37 per share met or exceeded our quarterly per share dividend. In the prior quarter, our Adjusted Net Investment Income was $0.35 per share. We have also made our 29th consecutive quarterly dividend payment to our shareholders.

In January 2020, an arbitrator issued an award in favor of one of our borrowers, the estate of Rockdale Blackhawk, LLC (“Rockdale”), in a pending legal proceeding between the estate of Rockdale and a national insurance carrier. The lenders to Rockdale, including MRCC, will share in the proceeds of this arbitration award with the estate. The exact amount of the award has yet to be finalized because attorneys’ fees, interest and certain other amounts included as part of the award still need to be determined. We expect this to resolve over the next few quarters, but based upon the award we expect proceeds to exceed the cost basis of our outstanding loans to Rockdale. We believe this to be a very positive development in this matter.

During the quarter, the size of our portfolio declined somewhat as a result of repayments in the ordinary course on certain portfolio loan assets. We expect to redeploy a portion of the proceeds we received from these repayments in the near term and expect to redeploy the proceeds from the Rockdale award once it is finalized, into current yielding assets which should positively contribute to our earnings in future quarters. Overall, we are pleased with our business and confident in our long-term strategy of creating a stable current return for our shareholders and maximizing shareholder value.”

Monroe Capital Corporation is a business development company affiliate of the award winning private credit investment firm and lender, Monroe Capital LLC.

Selected Financial Highlights

(in thousands, except per share data)

	December 31, 2019	September 30, 2019
Consolidated Statements of Assets and Liabilities data:		(unaudited)
Investments, at fair value	$616,231	$657,450
Total assets	$655,058	$692,798
Net asset value	$249,357	$252,385
Net asset value per share	$12.20	$12.34

	For the quarter ended
	December 31, 2019	September 30, 2019
Consolidated Statements of Operations data:	(unaudited)
Net investment income	$7,649	$7,238
Adjusted net investment income (1)	$7,656	$7,238
Net gain (loss)	$(3,521)	$(3,585)
Net increase (decrease) in net assets resulting from operations	$4,128	$3,653

Per share data:
Net investment income	$0.37	$0.35
Adjusted net investment income (1)	$0.37	$0.35
Net gain (loss)	$(0.16)	$(0.18)
Net increase (decrease) in net assets resulting from operations	$0.21	$0.17

(1)	See Non-GAAP Financial Measure – Adjusted Net Investment Income below for a detailed description of this non-GAAP measure and a reconciliation from net investment income to Adjusted Net Investment Income. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company.

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Portfolio Review

The Company had debt and equity investments in 81 portfolio companies, with a total fair value of $616.2 million as of December 31, 2019, as compared to debt and equity investments in 88 portfolio companies, with a total fair value of $657.5 million, as of September 30, 2019. The Company’s portfolio consists primarily of first lien loans, representing 89.5% of the portfolio as of December 31, 2019, and 89.9% of the portfolio as of September 30, 2019. As of December 31, 2019, the weighted average contractual and effective yield on the Company’s debt and preferred equity investments was 8.8% and 8.9%, respectively, as compared to the weighted average contractual and effective yield of 9.2% and 9.3%, respectively, as of September 30, 2019. Decreases in portfolio yield are attributed to general decreases in LIBOR and payoffs of certain higher yielding assets during the quarter. Portfolio yield is calculated only on the portion of the portfolio that has a contractual coupon and therefore does not account for dividends on equity investments (other than preferred equity).

Financial Review

Results of Operations: Fourth Quarter 2019

Net investment income for the quarter ended December 31, 2019 totaled $7.6 million, or $0.37 per share, compared to $7.2 million or $0.35 per share for the quarter ended September 30, 2019. Adjusted Net Investment Income was $7.7 million, or $0.37 per share, for the quarter ended December 31, 2019, compared to $7.2 million, or $0.35 per share, for the quarter ended September 30, 2019. The Company believes that Adjusted Net Investment Income is a consistent measure of the Company’s earnings. See Non-GAAP Financial Measure – Adjusted Net Investment Income discussion below. Investment income for the quarter ended December 31, 2019 totaled $18.0 million, compared to $17.3 million for the quarter ended September 30, 2019. The $0.7 million increase during the quarter was primarily the result of an increase in dividend and fee income, partially offset by a decline in interest income due to a decrease in the size of the Company’s average investment portfolio and a decrease in the effective portfolio yield during the quarter. Total expenses, net of incentive fee waiver, for the quarter ended December 31, 2019 totaled $10.3 million, compared to $10.1 million for the quarter ended September 30, 2019. The $0.2 million increase during the quarter was primarily driven by an increase of $0.5 million in incentive fees, net of incentive fee waiver, partially offset by lower interest expense as a result of paydowns on our revolving credit facility. Incentive fees totaled $1.4 million for the quarter ended December 31, 2019, compared to $0.9 million (net of an incentive fee waiver of $0.6 million) for the quarter ended September 30, 2019. Incentive fees during the quarter ended December 31, 2019 were limited by $0.4 million compared to $0.1 million for the quarter ended September 30, 2019 due to the total return requirement. Please refer to the Company’s Form 10-K for additional information on the incentive fee calculation.

Net gain (loss) was ($3.5) million for the quarter ended December 31, 2019, compared to ($3.6) million for the quarter ended September 30, 2019. During the quarter the Company experienced net unrealized mark-to-market valuation declines on certain investments in the portfolio, most notably a decline related to the Company’s investment in The Worth Collection, Ltd. (“Worth”), partially offset by an increase related to the Company’s investment in Rockdale. Please refer to the Company’s Form 10-K for additional information concerning the Company’s investments in Worth and Rockdale.

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Net increase (decrease) in net assets resulting from operations was $4.1 million, or $0.21 per share, for the quarter ended December 31, 2019, compared to $3.7 million, or $0.17 per share, for the quarter ended September 30, 2019. This increase during the quarter is primarily the result of an increase in net investment income. The Company’s NAV per share decreased around 1%, primarily as a result of net unrealized mark-to-market adjustments to $12.20 per share at December 31, 2019 from $12.34 per share at September 30, 2019.

Results of Operations: Full Year 2019

Net investment income for the year ended December 31, 2019 totaled $29.0 million, or $1.42 per share, compared to $31.9 million, or $1.57 per share, for the year ended December 31, 2018. Adjusted Net Investment Income was $29.1 million, or $1.42 per share, for the year ended December 31, 2019, compared to $31.9 million, or $1.57 per share, for the year ended December 31, 2018. Total investment income for the year ended December 31, 2019 totaled $68.2 million, compared to $58.4 million for the year ended December 31, 2018. The $9.8 million increase during the year was primarily driven by increases in interest income as a result of a larger average portfolio size during the year and an increase in dividend income on the Company’s MRCC Senior Loan Fund, partially offset by a decrease in average portfolio yield attributable to general decreases in LIBOR and the movement of three additional portfolio companies to non-accrual status during the year. Total expenses, net of incentive fee waiver, for the year ended December 31, 2019 totaled $39.1 million, compared to $26.5 million for the year ended December 31, 2018. The $12.6 million increase during the year was primarily driven by an increase in interest expense as a result of additional borrowings on our various financing sources (including the 2023 Notes and revolving credit facility) required to support the growth of the portfolio, an increase in base management fees due to the growth in invested assets and an increase in incentive fees, net of the incentive fee waiver. Incentive fees were limited by $1.1 million during the year ended December 31, 2019 compared to $5.0 million for the year ended December 31, 2018 due to the total return requirement. Please refer to the Company’s Form 10-K for additional information on the incentive fee calculation and associated limitation.

On November 4, 2019, the Company’s Board approved a change to the Investment Advisory Agreement to amend the base management fee structure. Effective July 1, 2019, the base management fee is calculated initially at an annual rate equal to 1.75% of average invested assets (calculated as total assets excluding cash, which includes assets financed using leverage); provided, however, the base management fee is calculated at an annual rate equal to 1.00% of the Company’s average invested assets (calculated as total assets excluding cash, which includes assets financed using leverage) that exceeds the product of (i) 200% and (ii) the Company’s average net assets. For the avoidance of doubt, the 200% is calculated in accordance with the asset coverage limitation as defined in the 1940 Act to give effect to the Company’s exemptive relief with respect to Monroe Capital Corporation SBIC LP’s (“MRCC SBIC,” the Company’s wholly-owned SBIC subsidiary) SBA debentures. This change has the effect of reducing the Company’s annual base management fee rate on assets in excess of regulatory leverage of 1:1 debt to equity to 1.00% from 1.75% per annum. The base management fee is payable quarterly in arrears.

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Net gain (loss) was ($9.8) million for the year ended December 31, 2019, compared to ($26.1) million for the year ended December 31, 2018. The net loss during the year ended December 31, 2019 was primarily the result of net unrealized mark-to-market losses on investments in the portfolio during the year.

Net increase in net assets resulting from operations was $19.2 million, or $0.94 per share, for the year ended December 31, 2019, compared to $5.8 million, or $0.29 per share, for the year ended December 31, 2018. This increase during the year is primarily the result of a comparative decrease in net losses on investments in the portfolio, partially offset by a decrease in net investment income.

Liquidity and Capital Resources

At December 31, 2019, the Company had $2.2 million in cash, $27.4 million in restricted cash at MRCC SBIC, $180.3 million of debt outstanding on its revolving credit facility, $109.0 million of debt outstanding on its 2023 Notes, and $115.0 million in outstanding Small Business Administration (“SBA”) debentures. As of December 31, 2019, the Company had $74.7 million available for additional borrowings on its revolving credit facility.

SBIC Subsidiary

As of December 31, 2019, MRCC SBIC had $57.6 million in leverageable capital, $27.4 million in cash and $134.0 million in investments at fair value. Additionally, MRCC SBIC has fully drawn all available debentures and as of December 31, 2019 had $115.0 million in SBA debentures outstanding. The SBA debentures are long-term, fixed rate financing with the advantage of being excluded from the Company’s 150% asset coverage test under the Investment Company Act of 1940.

MRCC Senior Loan Fund

MRCC Senior Loan Fund I, LLC (“SLF”) is a joint venture with NLV Financial Corporation (“NLV”), the parent of National Life Insurance Company. SLF invests primarily in senior secured loans to middle market companies in the United States. The Company and NLV have each committed $50.0 million of capital to the joint venture. As of December 31, 2019, the Company had made net capital contributions of $42.2 million in SLF with a fair value of $42.4 million, as compared to net capital contributions of $42.2 million in SLF with a fair value of $42.7 million at September 30, 2019. During the quarter ended December 31, 2019, the Company received an income distribution from SLF of $1.3 million, compared to the $1.1 million received during the quarter ended September 30, 2019. During the year ended December 31, 2019, the Company received income distributions from SLF of $4.0 million, compared to the $1.7 million received for the year ended December 31, 2018.

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As of December 31, 2019, SLF had total assets of $245.5 million (including investments at fair value of $239.8 million), total liabilities of $160.6 million (including borrowings under the $170.0 million secured revolving credit facility with Capital One, N.A. (the “SLF Credit Facility”) of $147.2 million) and total members’ capital of $84.8 million. As of September 30, 2019, SLF had total assets of $244.8 million (including investments at fair value of $236.6 million), total liabilities of $159.5 million (including borrowings under the SLF Credit Facility of $148.5 million) and total members’ capital of $85.3 million.

Non-GAAP Financial Measure – Adjusted Net Investment Income

On a supplemental basis, the Company discloses Adjusted Net Investment Income (including on a per share basis) which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with generally accepted accounting principles of the United States of America (“non-GAAP”). Adjusted Net Investment Income represents net investment income, excluding the net capital gains incentive fee and income taxes. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized capital losses for such year. Management believes that Adjusted Net Investment Income is a useful indicator of operations exclusive of any net capital gains incentive fee as net investment income does not include gains associated with the capital gains incentive fee.

The following table provides a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted Net Investment Income for the periods presented:

	For the quarter ended
	December 31, 2019		September 30, 2019
	Amount	Per Share Amount	Amount	Per Share Amount
	(in thousands, except per share data)
Net investment income	$7,649	$0.37	$7,238	$0.35
Net capital gains incentive fee	—	—	—	—
Income taxes, including excise taxes	7	—	—	—
Adjusted Net Investment Income	$7,656	$0.37	$7,238	$0.35

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	For the year ended
	December 31, 2019		December 31, 2018
	Amount	Per Share Amount	Amount	Per Share Amount
	(in thousands, except per share data)
Net investment income	$29,034	$1.42	$31,900	$1.57
Net capital gains incentive fee	—	—	—	—
Income taxes, including excise taxes	17	—	11	—
Adjusted Net Investment Income	$29,051	$1.42	$31,911	$1.57

Adjusted Net Investment Income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted Net Investment Income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.

Fourth Quarter 2019 Financial Results Conference Call

The Company will host a webcast and conference call to discuss these operating and financial results on Wednesday, March 4, 2020 at 11:00 am ET. The webcast will be hosted on a webcast link located in the Investor Relations section of the Company’s website at http://ir.monroebdc.com/events.cfm. To participate in the conference call, please dial (877) 312-8807 approximately 10 minutes prior to the call. Please reference conference ID #7833547.

For those unable to listen to the live broadcast, the webcast will be available for replay on the Company’s website approximately two hours after the event.

For a more detailed discussion of the financial and other information included in this press release, please also refer to the Company’s Form 10-K for the year ended December 31, 2019 to be filed with the Securities and Exchange Commission (www.sec.gov) on March 3, 2020.

First Quarter 2020 Distribution

The Board of Directors of Monroe declared its first quarter distribution of $0.35 per share, payable on March 31, 2020 to stockholders of record on March 16, 2020. In October 2012, the Company adopted a dividend reinvestment plan that provides for reinvestment of distributions on behalf of its stockholders, unless a stockholder elects to receive cash prior to the record date. When the Company declares a cash distribution, stockholders who have not opted out of the dividend reinvestment plan prior to the record date will have their distribution automatically reinvested in additional shares of the Company’s capital stock. The specific tax characteristics of the distribution will be reported to stockholders on Form 1099 after the end of the calendar year and in the Company’s periodic report filed with the Securities and Exchange Commission.

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MONROE CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(in thousands, except per share data)

	December 31, 2019	September 30, 2019	December 31, 2018
		(unaudited)
ASSETS
Investments, at fair value:
Non-controlled/non-affiliate company investments	$513,959	$553,035	$468,720
Non-controlled affiliate company investments	59,860	61,746	57,267
Controlled affiliate company investments	42,412	42,669	27,634
Total investments, at fair value (amortized cost of: $634,736, $675,060 and $564,124, respectively)	616,231	657,450	553,621
Cash	2,234	3,199	3,744
Restricted cash	27,409	20,776	13,982
Unrealized gain on foreign currency forward contracts	—	83	16
Interest receivable	8,689	10,714	7,774
Other assets	495	576	692
Total assets	655,058	692,798	579,829

LIABILITIES
Debt:
Revolving credit facility	180,294	216,638	136,026
2023 Notes	109,000	109,000	69,000
SBA debentures payable	115,000	115,000	115,000
Total debt	404,294	440,638	320,026
Less: Unamortized deferred financing costs	(8,053)	(8,504)	(6,262)
Total debt, less unamortized deferred financing costs	396,241	432,134	313,764
Interest payable	2,763	1,787	2,550
Unrealized loss on foreign currency forward contracts	59	—	—
Management fees payable	2,751	2,785	2,318
Incentive fees payable	1,374	853	—
Accounts payable and accrued expenses	2,513	2,814	2,430
Directors' fees payable	—	40	—
Total liabilities	405,701	440,413	321,062
Net assets	$249,357	$252,385	$258,767

ANALYSIS OF NET ASSETS

Common stock, $0.001 par value, 100,000 shares authorized, 20,445, 20,445 and 20,445 shares issued and outstanding, respectively	$20	$20	$20
Capital in excess of par value	288,850	288,911	288,911
Accumulated undistributed (overdistributed) earnings	(39,513)	(36,546)	(30,164)
Total net assets	$249,357	$252,385	$258,767
Net asset value per share	$12.20	$12.34	$12.66

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MONROE CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	For the quarter ended		For the year ended
	December 31, 2019	September 30, 2019	December 31, 2019	December 31, 2018
	(unaudited)		(audited)
Investment income:
Non-controlled/non-affiliate company investments:
Interest income	$13,507	$14,308	$54,388	$46,050
Payment-in-kind interest income	175	156	544	501
Dividend income	26	13	65	842
Fee income	1,240	57	1,926	1,941
Total investment income from non-controlled/non-affiliate company investments	14,948	14,534	56,923	49,334
Non-controlled affiliate company investments:
Interest income	310	231	2,231	5,496
Payment-in-kind interest income	1,427	1,465	4,994	1,746
Fee income	—	—	—	83
Total investment income from non-controlled affiliate company investments	1,737	1,696	7,225	7,325
Controlled affiliate company investments:
Dividend income	1,300	1,100	4,045	1,725
Total investment income from controlled affiliate company investments	1,300	1,100	4,045	1,725
Total investment income	17,985	17,330	68,193	58,384

Operating expenses:
Interest and other debt financing expenses	5,258	5,549	20,268	12,270
Base management fees	2,751	2,785	10,780	8,879
Incentive fees	1,374	1,469	5,611	1,751
Professional fees	386	262	1,209	1,172
Administrative service fees	321	322	1,309	1,327
General and administrative expenses	198	281	991	931
Directors' fees	41	40	156	143
Expenses before incentive fee waiver	10,329	10,708	40,324	26,473
Incentive fee waiver	—	(616)	(1,182)	—
Total expenses, net of incentive fee waiver	10,329	10,092	39,142	26,473
Net investment income before income taxes	7,656	7,238	29,051	31,911
Income taxes, including excise taxes	7	—	17	11
Net investment income	7,649	7,238	29,034	31,900

Net gain (loss):
Net realized gain (loss):
Non-controlled/non-affiliate company investments	(12)	11	34	(1,325)
Non-controlled affiliate company investments	(967)	—	(967)	(28,689)
Foreign currency forward contracts	2	16	12	(3)
Foreign currency and other transactions	(1)	(1)	(4)	(13)
Net realized gain (loss)	(978)	26	(925)	(30,030)

Net change in unrealized gain (loss):
Non-controlled/non-affiliate company investments	2,888	(1,568)	859	(11,375)
Non-controlled affiliate company investments	(3,526)	(2,355)	(8,689)	14,020
Controlled affiliate company investments	(257)	(350)	(172)	294
Foreign currency forward contracts	(142)	60	(75)	16
Foreign currency and other transactions	(1,506)	602	(818)	1,023
Net change in unrealized gain (loss)	(2,543)	(3,611)	(8,895)	3,978

Net gain (loss)	(3,521)	(3,585)	(9,820)	(26,052)

Net increase (decrease) in net assets resulting from operations	$4,128	$3,653	$19,214	$5,848

Per common share data:
Net investment income per share - basic and diluted	$0.37	$0.35	$1.42	$1.57
Net increase (decrease) in net assets resulting from operations per share - basic and diluted	$0.21	$0.17	$0.94	$0.29
Weighted average common shares outstanding - basic and diluted	20,445	20,445	20,445	20,337

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Additional Supplemental Information:

The composition of the Company’s investment income was as follows (in thousands):

	For the quarter ended		For the year ended
	December 31, 2019	September 30, 2019	December 31, 2019	December 31, 2018

Interest income	$13,054	$13,960	$54,254	$48,195
Payment-in-kind interest income	1,602	1,621	5,538	2,247
Dividend income	1,326	1,113	4,110	2,567
Fee income	1,240	57	1,926	2,024
Prepayment gain (loss)	461	218	883	1,088
Accretion of discounts and amortization of premiums	302	361	1,482	2,263
Total investment income	$17,985	$17,330	$68,193	$58,384

The composition of the Company’s interest expense and other debt financing expenses was as follows (in thousands):

	For the quarter ended		For the year ended
	December 31, 2019	September 30, 2019	December 31, 2019	December 31, 2018

Interest expense - revolving credit facility	$2,205	$2,518	$8,710	$5,845
Interest expense - 2023 Notes	1,567	1,567	5,756	1,201
Interest expense - SBA debentures	991	991	3,933	3,814
Amortization of deferred financing costs	495	473	1,869	1,410
Total interest and other debt financing expenses	$5,258	$5,549	$20,268	$12,270

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ABOUT MONROE CAPITAL CORPORATION
Monroe Capital Corporation is a publicly-traded specialty finance company that principally invests in senior, unitranche and junior secured debt and, to a lesser extent, unsecured debt and equity investments in middle-market companies. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation. The Company’s investment activities are managed by its investment adviser, Monroe Capital BDC Advisors, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and an affiliate of Monroe Capital LLC. To learn more about Monroe Capital Corporation, visit www.monroebdc.com.

ABOUT MONROE CAPITAL LLC

Monroe Capital LLC (“Monroe”) is a private credit asset management firm specializing in direct lending and opportunistic private credit investing. Since 2004, the firm has provided private credit solutions to borrowers in the U.S. and Canada. Monroe’s middle market lending platform provides debt financing to businesses, special situation borrowers, and private equity sponsors. Investment types include cash flow, enterprise value and asset-based loans; unitranche financings; and equity co-investments. Monroe is committed to being a value-added and user-friendly partner to business owners, senior management, and private equity and independent sponsors. The firm is headquartered in Chicago and maintains offices in Atlanta, Boston, Los Angeles, New York, and San Francisco.

Monroe has been recognized by Creditflux as the 2019 Best US Direct Lending Fund; Global M&A Network as the 2019 Small Middle Markets Lender of the Year; Private Debt Investor as the 2018 Lower Mid-Market Lender of the Year; M&A Advisor as the 2016 Lender Firm of the Year; and the U.S. Small Business Administration as the 2015 Small Business Investment Company (SBIC) of the Year. For more information, please visit www.monroecap.com.

FORWARD-LOOKING STATEMENTS
This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

SOURCE:          Monroe Capital Corporation

Investor Contact:	Aaron D. Peck
Chief Investment Officer and Chief Financial Officer
Monroe Capital Corporation
(312) 523-2363

Email: apeck@monroecap.com
Media Contact:	Caroline Collins
BackBay Communications
(617) 963-0065
Email: caroline.collins@backbaycommunications.com

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